INTERIM MILLING AGREEMENT

THIS INTERIM MILLING AGREEMENT ("Agreement") is entered into on this 1st day of November, 2017, by and between Rose Petroleum, plc (“Rose”) and its wholly-owned subsidiary Minerales Vane S.A. de C.V. (“Vane”) and Magellan Gold Corporation, a Nevada corporation (“Magellan”);

WITNESSETH

WHEREAS, Vane and Magellan have entered into a Stock Purchase Agreement dated September 9, 2017, as amended by Amendment No. 1 thereto dated October 17, 2017 which contemplates the purchase by Magellan from Rose of all of Rose’s shares of equity securities in Minerales Vane 2 S.A. de C.V., a Mexico corporation to be formed to hold certain assets of Vane related to the ownership and operation of the SDA Mill (“SDAVane”) pursuant to a definitive Stock Purchase Agreement (the "Purchase Agreement"); and

WHEREAS, pending closing of the Purchase Agreement, the parties wish to provide for the reopening of the SDA Mill to begin ore processing, subject to the terms and conditions set forth below.

NOW THEREFORE, for valuable consideration, the parties do covenant and agree as follows:

1.Reopening of SDA Mill.

(a)As soon as practicable, Rose shall cause Vane to reopen the SDA Mill and recommence operations in a manner consist with past practices.

(b)All operations of the SDA Mill beginning the date hereof and ending the earlier of (i) the consummation of the Purchase Agreement and (ii) November 30, 2017, unless extended at Magellan’s option, shall be subject to the terms of this Agreement.

           (c)All operations of the SDA Mill under this Agreement shall be under the sole control and supervision of Rose and Vane, subject, however, to a budget agreed upon by Rose and Magellan.  Without limiting the generality of the foregoing, Rose and Vane shall:

(i)purchase such materials, supplies and services as may be needed or required in connection with the operations of VaneSDA;

(ii)comply with all laws applicable to VaneSDA by virtue of the operation of the business of VaneSDA, including particularly laws relating to safety requirements, working conditions, and compensation and benefits to employees;

(iii)keep full and accurate accounts of all business transactions entered into on behalf of VaneSDA;

2.Customers.

(a)During the term hereof, Rose shall have the exclusive right to operate the SDA Mill and process ore at the SDA Mill for itself or third parties.  Magellan agrees to refer all inquiries related to the potential for ore processing at the SDA Mill to Rose.

(b)During the term hereof, any and all new customer engagements obtained or procured shall be subject to the prior approval of Magellan and shall be deemed VaneSDA customers and contracts or agreements for services shall be executed in the name of and inure to the benefit of VaneSDA.

(c)Upon consummation of the Agreement, all VaneSDA customers, contracts and agreements entered into during the term of this Agreement shall be assigned to and assumed by Magellan.

(d)Should this Agreement terminate prior to the consummation of the Purchase, then and in such event  all contracts signed during the term under the VaneSDA name shall be the sole property of VaneSDA, free of any claim of Magellan.

3.Bank Account.

Rose and Vane shall establish a new bank account(s), or, subject to Magellan’s approval, Rose may use an existing account provided it is segregated from Rose and Vane’s other funds (the "Bank Account") in which all revenues received from the operations of the SDA Mill that result from operations generated under this Agreement shall be deposited.  Rose shall not commingle any of the above described revenues with any funds or other property of Vane or Rose.  The Bank Account shall be under the exclusive control of Rose and Vane.  From the revenues deposited into the Bank Account, Rose and Vane shall pay the operating expenses with respect to the VaneSDA business that are identified on the approved budget to be attached as schedule to this Agreement (the “Budgeted Expenses”).  Pending closing of the Purchase, all funds deposited into the Bank Account shall be deemed as sole and separate property of Rose and Vane, free of any claim, lien or entitlement of Magellan.  Upon closing and consummation of the Purchase Agreement, all funds remaining in the Bank Account on the closing date shall be included in the assets transferred to Magellan pursuant to the Purchase Agreement.

4.Working Capital.  The parties recognize and agree that pending closing and consummation of the Purchase, operation of VaneSDA's business may require the infusion of additional working capital in order to satisfy short term obligations, trade payables and other liabilities necessary for continued operations.  To the extent that revenues received from operations and deposited into the Bank Account pursuant to paragraph 3 hereof are insufficient to meet such working capital requirements, Magellan shall advance sufficient funds to VaneSDA that Magellan deems necessary to satisfy its immediate working capital requirements (the "Advances"). In this regard, prior to the execution of this Agreement, Magellan has advanced to Rose for deposit into the Bank Account the sum of $50,000. Neither Rose nor Vane shall have any liability to repay any Advances.

5.Funds From Operations.

(a)In consideration of the Advances to be made by Magellan pursuant to this Agreement, Magellan shall be entitled to receive all cash flow and funds from operations, if any, generated by the operations of VaneSDA after payment of the Budgeted Expenses received during or after the term hereof (the "FFO").  Such FFO shall be calculated without allowance for depreciation, amortization and income taxes, and shall be calculated in accordance with generally accepted accounting principles consistently applied.

(b)Magellan shall have the right and option to utilize any and all amounts outstanding as Compensation hereunder as a credit against the Purchase Price of the VaneSDA securities pursuant to the Purchase Agreement.

6.Costs and Expenses.  Rose and Vane shall be entitled to reimbursement from the Bank Account in accordance with an approved budget for any and all costs or expenses incurred by it in connection with operating the SDA Mill hereunder, including, without limitation, expenses for wages and salary, payroll taxes, workers' compensation premiums, fringe benefits, travel, lodging, entertainment and other costs or expenses incurred in connection with its performance hereunder.  Such expenses shall be reimbursed twice monthly from the Bank Account in accordance with the provisions of paragraph 4 above.

7. Risk of Loss.   During the Term of this Agreement, Magellan shall bear all risk of loss, damage or claims for bodily injury or property damage arising from the operations of the SDA Mill; provided, however, that Rose, and not Magellan, shall be liable for and assume the risk of losses, damages or claims arising or resulting from any gross negligence or intentional misconduct on the part of Rose or Vane or their agents and employees.

8.Insurance.   During the term of this Agreement, Rose and Vane shall maintain in full force and effect all policies of insurance currently held by Vane and related to the SDA Mill including, without limitation, all general public liability, hazard and property insurance. In the event of any loss or claim arising during the Term for which there is insurance coverage, Rose and Vane agree to submit all such claims in a prompt manner and to prosecute such claims to the fullest extent permitted by law or contract.  To the extent any insurance proceeds are collected by Rose or Vane for an insurable risk for which Magellan is responsible pursuant to Section 9 above, such proceeds shall be payable to Magellan to the extent Magellan has covered the loss.

9.Termination.

(a)The term of this Agreement shall commence upon the execution hereof and end on November 30, 2017, unless extended at Magellan’s option, or until the closing of the Purchase, whichever occurs first (the "Term” or "Termination"). Should the Stock Purchase Agreement be terminated, without the purchase being consummated, this agreement will terminate on November 30, 2017 or immediately if terminated after this date.

(b)Magellan may terminate this Agreement immediately upon written notice at any time in the event the Stock Purchase Agreement is terminated, with or without cause, without the Purchase being consummated.

10.Miscellaneous.

(a)This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all previous communications and negotiations, whether written or oral.

(b) Any amendment or modification or this Agreement shall be in writing and shall be signed by the parties.

(c)If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement should be invalid in part, such invalidity shall in no way affect the rest of such provision, which shall, together with all other provisions of this Agreement, to the full extent consistent with law, continue in full force and effect.

(d)All notices, requests, demands, and other communications hereunder in writing and shall be delivered personally or sent by first class registered or certified mail, overnight courier service, or telecopy as follows:

If to Vane, to:Chris Eadie, Finance Director

with a copy to:

If to Magellan:W. Pierce Carson, President

with copy to:Clifford L. Neuman, Esq.

1507 Pine Street

Boulder, CO 80302

or such other address or telecopy number as may be designated in writing by any party to the other parties hereto.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of telecopy confirmation, if sent by telecopy, one business day after delivery to an overnight courier service, or five days after mailing if sent by mail.

(e)This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their permitted successors and assigns.  This Agreement is a personal services contract, and it is expressly agreed that the rights and interests of Magellan and Discovery hereunder may not be sold, transferred, assigned, pledged, or hypothecated.

(f)This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.

ROSE PETROLEUM, plc

By:  /s/ Matthew Idiens

VANE MINERALES S.A. de C.V.., a Mexican corporation

By:  /s/ Matthew Idiens

MAGELLAN GOLD CORPORATION, a Nevada

corporation

By:  /s/ W. Pierce Carson

  W. Pierce Carson, President